Exhibit 99.2

Tianyin Pharmaceutical Co., Inc. (“TPI”) Second Quarter of Fiscal Year 2013 Earnings Call
February 14, 2013

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Tianyin Pharmaceutical, Inc.’s (“TPI”) Second Quarter of Fiscal Year 2013 Earnings Conference Call. (Operator instructions.) And as a reminder this call is being recorded today, February 14, 2013. I would now like to turn the call over to Dr. James Tong, Chief Financial Officer. Please go ahead, sir.

James Tong Thank you, Operator. Good morning, good evening ladies and gentlemen. Welcome to Tianyin Pharmaceutical second quarter of fiscal year 2013 earnings conference call. I’m James J. Tong, Chief Financial Officer and Chief Business and Development Officer of TPI.

During this conference call we will be reviewing the second quarter of fiscal 2013 financial highlights, followed by the question-and-answer period. Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical fact are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update those forward-looking statements.

Second Quarter Fiscal Year 2013 Ended December 31, 2012 Financial Highlights:

●	Revenue totaled $17.6 million compared with $18.2 million in 2Q12, a decrease of 3.3% year over year,
●	Operating income was $2.6 million, compared with $2.1 million in 2Q12, an increase of 23.8% year over year,
●	Net Income was $1.8 million compared with $1.7 million in 2Q12, an increase of 5.9% year over year,
●	Earnings per share of $0.06 per basic share, and $0.06 per diluted share, compared with $0.06 per basic share, or $0.06 per diluted share in 2Q12,
●
Cash and cash equivalents totaled $25.4 million on December 31, 2012; Operating cash flow for the six months ended December 31, 2012 was $(0.7) million, compared with operating cash flow of $7.9 million for the six months ended December 31, 2011.

Sales for the quarter ended December 31, 2012 was $17.6 million, a decrease of 3.3% as compared to $18.2 million for the quarter ended December 31, 2011. The sales decrease was mainly due to continuous generic pricing pressure amid healthcare reform further augmented by restrictive government policies to prioritize the Essential Drug List (EDL) drug sales, which simultaneously reduced the sales of higher margin generic pharmaceuticals.

Our top five product sales are: Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $6.5 million; Mycophenolate mofetil capsules (MM) for renal transplant: $2.2 million; Azithromycin tablets (AZI) for infection: $1.0 million; Qingre Jiedu Oral Liquid (QR): $0.8 million and Qianlie Shule Capsules (QS) for prostate conditions: $0.38 million. These products totaled $10.9 million in sales, representing 62% of the quarterly revenue compared with a year earlier, core product sales of $7.5 million or 41% of the quarterly revenue ended December 31, 2011. This is mainly due to the significant rise of 51% in GMOL sales from $4.3 million quarterly revenue a year earlier. This is attributable to the inclusion of GMOL in Provincial EDL such as Henan and Shandong provinces and the City of Chongqing. The contribution from our distribution business through TMT amounted to $4.6 million at 13% gross margin.

Gross Margin for the quarter ended December 31, 2012 was 38.7% as compared to 33.4% for the quarter ended December 31, 2011. While a trend of continuous margin improvement has not yet been affirmed the present sales data supports a slightly positive trend in our gross margins.

Net Income was $1.8 million at a net margin of 10.2% for the quarter ended December 31, 2012, as compared to net income of $1.7 million with net margin of 9.5% for the quarter ended December 31, 2011. This was mainly due to improvements in our gross margins.

Diluted earnings per share for the quarter ended December 31, 2012 were $0.06 based on 29.3 million shares compared with the earnings of $0.06 per diluted share for the quarter ended December 31, 2011, based on 29.4 million shares.

Balance Sheet and Cash Flow

As of December 31, 2012, we had working capital totaling $34.1 million, including cash and cash equivalents of $25.4 million. Net cash used in operating activities was $(0.7) million for the six months ended December 31, 2012 as compared to net cash generated from operating activities as $7.9 million for the six months ended December 31, 2011. The net decrease in operating cash flow was predominately the result of: the payment of trade notes payable of $(4.7) million that was due during the six months ended December 31, 2012; an increase of inventory of $(1.1) million, and an increase of accounts receivables of $0.8 million and advance from customer of $0.6 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2013.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product GMOL contributes approximately 37% to our total quarterly revenue for second quarter fiscal 2013. Clinical application and information gathered from our physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders, off-label use of GMOL have been indicated in other diseases. The validity of these observations is currently being investigated as a part of our partnership research program.

Jiangchuan Macrolide Project (JCM)

TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. JCM has started producing macrolide API for TPI’s production of Azithromycin Dispersible Tablets since mid 2012. Currently the monthly production capacity of JCM is 10 tons of Azithromycin macrolide API.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical (“Lianshui”) to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $3-5 million sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by 2013. As previously described, the Qionglai facility (QLF) is approximately 18 miles from the Company’s recently completed JCM facility. The proposed construction/relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

Both pre-extraction plant and the formulation plant are to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI’s facilities. In order to facilitate a favorable tax treatment for QLF, Chengdu Tianyin entered into a Share Transfer Agreement (the "Agreement") with the two shareholders of Sichuan Hengshuo Pharmaceutical Co., Ltd (“Sichuan Hengshuo” or “HSP”) to acquire 100% ownership of the latter, a PRC pharmaceutical trading company, for a total consideration of approximately $0.2 million (RMB 1.3 million). The share transfer was closed on November 30, 2012. Currently HSP has not yet been in operation since the closing.

Fiscal 2013 Guidance

We are assuming that continued pricing pressures in our marketplace shall remain for the second half of fiscal 2013 amid ongoing healthcare reform in China which may continue to put pressure on our revenue growth for the year. Yet we expect that JCM and TMT distribution business may help TPI to offset these external pressures to deliver 2013 revenue growth of approximately 10% to 15%. We reiterate our fiscal 2013 revenue projection of approximately $75 to $80 million along with a net margin of approximately 10%.

We believe the following factors will influence the growth perspectives of TPI: 1) Market expansion and revenue growth of TPI’s core product portfolio led by flagship product GMOL, Azithromycin and other major products; 2) Ramp up of JCM revenue in the fiscal year 2013; 3) Gradual stabilization of generic sales following the progressive pricing restrictions as a result of the ongoing healthcare reform; 4) Steady TMT distribution revenue contribution; and 5) QLF relocation and smooth transition of production capacity. Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Operator, please open the question-and-answer period.

Operator  Thank you very much. (Operator instructions.) And our first question comes from the line of Adam Waldo with Lismore & Partners LLC.

Adam Waldo - Lismore & Partners, LLC   Good day, James and happy Lunar New Year to you. A number of questions: I wonder if we can get a little more specific on where we stand on the QLF relocation project. In our last quarterly call you were targeting, and I know these things can move around a little bit but you were targeting that phase one completion would occur in late February or early March and that you would pursue certification shortly thereafter. Is there any further update on that? Are you still on target with that timeframe?

James Tong   Yes, we’re on target that we expect that despite the two-week  pause of the Chinese New Year that we still can complete the phase one construction by the end of March.

Adam Waldo - Lismore & Partners, LLC   Okay, so maybe a few weeks later than you thought before but no material change.

James Tong   That’s correct.

Adam Waldo - Lismore & Partners, LLC    Okay. And then you would pursue the certification immediately thereafter?

James Tong    Yes, exactly.

Adam Waldo - Lismore & Partners, LLC    Okay. With regard to the API business, can you just update us – it looks like there were no sales during second quarter that were booked on the financial statement. Is that accurate, and if so, how do things look for the remainder of the fiscal year in terms of third-party sales and how much of our current 10 tons of monthly production is for in-house use?

James Tong    It is accurate that for the second quarter that all the production by JCM are being used by TPI’s Azithromycin tablets which was selling fairly well in the second quarter. Previously we did expect that some of the sales to third parties to occur but it didn’t. In this current quarter what we can disclose is that we did have the production for the third party, but since the quarter has not yet ended we do not have the number for you.

Adam Waldo - Lismore & Partners, LLC    Okay, I just want to make sure I understand. So you built inventory during second quarter on the balance sheet for production for an undisclosed third party, and you expect sales during the third quarter to the third party. Is that accurate?

James Tong    Yes. At the same time there is TPI’s own Azithromycin is using that inventory for our own use.

Adam Waldo- Lismore & Partners, LLC    Right, I understand you build inventory for both in-house and third-party sales use during the second quarter so that’s what would show on the inventory count at the end of second quarter. Some of that inventory during second quarter has been built for the third-party sale which you’re booking here in third quarter. Did I restate that accurately?

James Tong    Yes, you’re right.

Adam Waldo - Lismore & Partners, LLC    Okay. I understand how disclosing a third party can be very sensitive but can you give us a sense for approximately how much revenue you would expect to book in the third quarter for the sales for which you built inventory in the second quarter?

James Tong    As the current capacity is 10 tons per month we would expect that the highest amount of sales could occur in half of the production capacity, so 5 tons per month could be sold to the third party. But it will fluctuate from month to month. For example in February, given the Chinese New Year we do not expect a high volume of sales. Yet in March which is coming up we expect higher sales to the third party, and then which will accumulate throughout the year.

Adam Waldo - Lismore & Partners, LLC    Okay, and I apologize – I’ve probably asked this poorly so let me try one more time. Again, you built inventory during the second quarter for the undisclosed third-party sale which you’ll be booking here in third quarter as the inventories transfer to the third party and you can book the revenue. Obviously I don’t want to ask about disclosing the sensitive third party but again, how much revenue would we expect to book in the third quarter for the inventory that we’ve already produced for sales to this business? In other words, how much do we know we’re going to book here in the third quarter for third-party API sales at this point?

James Tong    Well, the third quarter is not over yet and since March is a fairly big quarter for other than API but generic sales as well. We can certainly guess if you want a guess answer but we do not have the number, but we expect for the whole quarter about 10 tons to 15 tons of sales to the third party. So if you’re trying RMB 900 per kilogram so you can calculate the number which we probably could calculate right here – 900 times 15, so you’re talking about let’s say RMB 10 million so you’re talking about $2 million.

Adam Waldo - Lismore & Partners, LLC    Okay, so $1.5 million to $2.0 million US.

James Tong    Yes.

Adam Waldo - Lismore & Partners, LLC    So say RMB 10 million to RMB 12 million and $1.5 million to $2.0 million US, okay. That’s very helpful, thank you. That’s a really nice development, congratulations on that. Final question is around liquidity. How much of the $25 million of targeted gross expenses for the QLF relocation phase one has been paid out as of the end of the quarter? It looks like you had $5 million on the balance sheet that you transferred from cash into basically construction and progress, and there had been some earlier expenditure as well. So cumulatively are we at $7 million or $8 million or more of the $25 million that’s actually been paid out at this point?

James Tong    So we have paid $12 million. As you see on the balance sheet there is from last quarter compared to this quarter, there’s an increase of $12 million of assets in the property and equipment.

Adam Waldo - Lismore & Partners, LLC    Yes, okay. So $12 million cumulatively is what we’ve expended of the $25 million projected – am I understanding that properly?

James Tong    Yes, you are right.

Adam Waldo - Lismore & Partners, LLC    Okay. And we’ve received no proceeds of the projected $5 million to $7 million from the disposal of the old facility at this point, right? That obviously would come sometime after the new facility is completed and on stream?

James Tong    Yeah, so we expect that there will be a period of time that the old and new facilities are in full throttle overlapping for a while, and currently both facilities will be working 24/7. So it was in the disposal of the assets and then later we’ll transfer the funds from the government to us, which will be later on.

Adam Waldo - Lismore & Partners, LLC    Right, right, absolutely, so that’s still to come. But our liquidity is looking pretty good here so the natural question obviously is now that we’re almost there on QLF should we be expecting some significant activity this spring on the outstanding $3 million share repurchase authorization program as the QLF relocation phase one completes?

James Tong     Yeah, as we have announced, but not as early as spring because as you can see we do have another $10 million or $12 million to spend on the QLF. But so we will certainly update with you on the filings and then the $3 million of share purchase, of course.

Adam Waldo - Lismore & Partners, LLC    Okay, so we shouldn’t expect share repurchase activity in the spring it sounds like but hopefully shortly thereafter?

James Tong    As we formally disclosed the share repurchase will be after the completion of the relocation project. But during this process, as you have mentioned that liquidity improved and then as the sales improved that we could certainly kick in the share repurchase earlier than we had previously projected. But at this point that’s all we can say at this point.

Adam Waldo - Lismore & Partners, LLC    Thank you so much.

Operator    And our next question does come from the line of Angel Liu with Pope Asset Management.

Angel Liu - Pope Asset Management    Hi James, Happy New Year. I wanted to ask you about the API facility. I remembered the target capacity was 20 tons per month and I wonder how quick you think the capacity will pick up?

James Tong    We project it for a year, so that will certainly be parallel with the sales growth. So our sales people along with API specialists have worked together to devise a presentation and a sales strategy. So it will come along with the sales increase and then the capacity increases with it. And the demand from Tianyin for the API for our production of Azithromycin dispersible tablets will help the capacity to reach 20 tons per month.

Angel Liu- Pope Asset Management    Okay. What is the reason for, is there any factor limiting the capacity increases like the cost of the construction, the machines, or is it because the demand currently looks relatively weak?

James Tong    Well, I think it comes with both. As you mentioned, it comes with the whole system we have, I think in the middle of last year we started the testing phase for some of our own use. So the whole system is calibrated and then to bring us to be at 20 ton capacity, and as well sales that we will be developing strategies. So I think it’s coming from both factors, yeah.

Angel Liu - Pope Asset Management    Okay, I have no more questions. Thank you and congratulations for all the progress.

Operator    And our next question does come from the line of [Kyle Roth] who’s a private investor.

[Kyle Roth] - Private Investor    Hey Dr. Tong, I think you may have actually addressed this a little bit with Angel in the last question but in November 2011, TPI had announced that you were going to produce the GMOL liquid in a tablet form. Is that going to be addressed when the QLF facility is completed?

James Tong    Well, it’s not going to be that fast. Currently it’s in R&D phase. Even though it’s a change of formulation but it’s going to be filed as a new drug. Certainly the patent and the previous sales record for GMOL oral liquid will help but since it’s a change from the liquid form into a solid form in a capsule the whole protocol testing will have to be re-conducted. So we expect it probably is going to be several years before it reaches the market. So it is currently being developed with one of our partnership research programs. We will be updating for you the capsule development but we do not expect it can reach the market right away after the QLF is finished.

[Kyle Roth] - Private Investor    Okay. And on that QLF you had said to Adam that you’re looking for the construction to be completed at the end of March, which then I would assume you’d start the GMP certification process and that takes I think approximately maybe four to six weeks, is that correct?

James Tong    Expectantly yes.

[Kyle Roth] - Private Investor    So really you won’t be able to start producing anything out of there until at least the end of April which puts you into May. Do you have to do any testing of product development before you can actually produce and sell out of that or is that going to be ready to go?

James Tong    Yes, you’re right. So the process will be that we will have our QLF project finished, completed, and then all our testing, in-house testing and then present it for the GMP certification. And then it was going to be the pre-extraction plant followed by the formulation plant. But in the meanwhile the old pre-extraction plant and the formulation plant will be making product, so we’re going to have a smooth transition. As soon as we have all the GMP certification and the testing period is passed in our new plant we will certainly begin transferring some of the equipment from the old plant into QLF, also making a smooth transition of production capacity.

So the whole process we’re probably not going to be finished within a couple of months, which we expect will be crossing from one quarter to the other. So it’s not going to be as early as May. And then there is a factor that GMP certification by the SFDA might take a little bit longer than four weeks, yes.

[Kyle Roth] - Private Investor    Right, so you’re really looking more at like June/July before QLF is up and running on its own and you’re really able to go to the old facility and consider shutting that down.

James Tong    Yes, you’re right.

[Kyle Roth] - Private Investor    And the last conference call there was a discussion. It’s been mentioned a few times about selling a nutriceutical product which I think is a GMOL to somebody, a third party in the United States. Has there been any progress made with that or where do we stand on that?

James Tong    So far we have not heard from our potential [US] collaborator but we are trying for other third party distributors. So at this point we do not have any immediate progress to update for you.

[Kyle Roth] - Private Investor    And how about anything with Bangladesh or any other international sales with regards to the API product?

James Tong    The Bangladesh sales, we needed to establish a payment and credit facility for the international transactions so we’re in the process of doing that. And the Chinese government has recently changed their rules for sending samples abroad that there needs to be further testing along with our export business, so this just happened for the past twelve months. So there will be some of the new, you can say ‘modifications’ in the export business, but with the JCM starting running and producing for the third party we feel we can really push the project through. So we expect that meaningful progress will happen this year.

[Kyle Roth] - Private Investor   Okay, that’s all my questions. Thanks and Happy New Year.

Operator    And our next question is a follow-up question from the line of Adam Waldo with Lismore & Partners, LLC.

Adam Waldo - Lismore & Partners, LLC    I just wanted to follow up briefly on the GMOL complex expansion broadly. I appreciate the update on the capsule/tablet reformulation and the potential for nutriceutical sales in the US. Can you update us on where we stood in terms of the ramp up of new GMOL sales into the provinces that have received provincial EDL approvals in the spring and summer of 2012? Were we mostly through that in terms of what we saw in the second quarter results or is that still ramping up and should that provide further benefit to the next couple of quarters’ results?

James Tong    Okay. So I think that Adam, you had touched upon this subject last quarter with the “innings” that we’re in. So I think for the provinces that we have already made the provincial EDL status, we expect that there will be some development for the sales but it’s not going to be a huge jump like 100% or 51%. So the growth will need to come from more provinces issued provincial EDL (PEDL) status for GMOL.

So if we do not have new provinces join the PEDL list that we expect, if you look at 6.5 times 4 you’re talking about $24 million to $25 million sales to be steady which will still be a significant growth from last year. If there are more provinces joining in having GMOL as their EDL we would expect further revenue growth even though there could be a delay. If this month they’re listed in the EDL there might be a three-month delay for the sales release to show a significant jump.

Adam Waldo - Lismore & Partners, LLC            That’s very helpful. Do we have visibility into other provincial EDL approvals that are close or pending at this point? Again, without making any disclosures or predictions about certain provinces but are there some in queue here that you would expect over the balance of the fiscal year?

James Tong            Before the end of the fiscal year we hope that we can update you for a couple of updates on GMOL, but at this point there really has not been any substantial progress on that. But hopefully that in about five to six months we can update you with those and new numbers.

Adam Waldo - Lismore & Partners, LLC            Okay, in other words in five or six months we’re likely to have received further provincial EDL approvals for GMOL on which you can update us and which you can start to incorporate into guidance.

James Tong            We hope to receive.

Adam Waldo - Lismore & Partners, LLC            You hope, pardon me, I’m sorry James – you hope to, right. Okay, thanks.

Operator            (Operator instructions.) And we do have another question from the line of David Sheridan with WorldOver Capital.

David Sheridan- WorldOver Capital            Hi James. The acquisition of HSP for RMB 1.3 million, can you please explain what that acquisition was made for, who it was bought from and what the rationale for it was?

James Tong            Okay, I think your question is why we want to buy this pharmaceutical trading company, right?

David Sheridan - WorldOver Capital            Sure.

James Tong            Okay, so the reason is that remember, we have TMT, Tianyin Medicine Trading, which is located in the Longquan County. Before the old plant is shut down and we move to Qionglai County we are not able to move the TMT outside of Longquan County because it is a tax paying entity and Longquan County really cares about their tax income. Therefore we need to, because we want to start up our QLF project and then we do need a medicine trading company to be the out front, selling the product at QLF when it’s ready.

So we have two ways – either we establish a new medicine trading company as we have done with TMT or we can buy an existing pharmaceutical trading company at a cheaper price, and if we establish a new medicine trading company it will probably cost more than RMB 5 million to RMB 6 million which will be $1.0 million while we are buying licenses on the certificates on the current HSP for $0.2 million. So the clear choice is to buy this company and then register at Qionglai County to be operational as soon as QLF is ready.

David Sheridan - WorldOver Capital            Yeah, now I understand. And who was it purchased from?

James Tong            We bought it from two shareholders of HSP and they’re two Chinese shareholders, and one’s name is Mr. Song, the other one is Ms. Zhu I believe.

David Sheridan- WorldOver Capital            Okay. No other questions from me, thanks.

Operator            And our next question is a follow-up question from the line of Angel Liu with Pope Asset Management.

Angel Liu- Pope Asset Management            Hey James, I’m just curious how come the acquisition price was that much cheaper than building a new entity. Is there any assets left with the prior company?

James Tong            Oh okay, yeah, it’s a very good question. So throughout the years there are more requirements, so there are higher bars for a new medicine trading company to be established. Currently the bar is that you need to have 100 square meters of owned assets like the office space. If you look at Chengdu, the 100 meters of office space will cost you about RMB 5 million right there or maybe RMB 4 million. If you do have that office space, in addition, you will have to have 10,000 square meters of facility storage for your medicine. If you own the 10,000 square meters that will be a few million dollars, but if you rent, the rental charges will also be fairly expensive. So these two bars will make establishing a new medicine trading company to be so expensive. As to your second question, the $0.2 million purchase price of HSP only includes the licenses and registrations, while all the assets including accounts receivables and other receivables belonged to the sellers.

Angel Liu - Pope Asset Management            Thank you.

Operator            (Operator instructions.) And Dt. Tong, I’m showing no further questions. I would like to turn the call back for any closing comments that you may have.

James Tong            Thank you. Ladies and gentlemen, good morning and good evening. Thank you for your participation in Tianyin’s F2Q 2013 conference call. Thank you for the questions, and it is during the Chinese New Year so Happy New Year to all of you. And we wish that you could update for you our progress of JCM sales and QLF relocation and construction, and also our development in various products including GMOL and Azithromycin on a quarterly basis or whenever necessary. Thanks again and have a great day.